OFFICER’S CERTIFICATE
I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Standard Indenture Terms, dated as of May 2, 2008, which are incorporated by reference into the Indenture entered into by each Principal Life Income Fundings Trust and the Company, as paying agent, calculation agent, indenture trustee and registrar (the “Agreement”), the following:
1. A review of the Company’s activities as paying agent, calculation agent, indenture trustee and registrar as of and for the period ending December 31, 2008 and its performance under the Agreement has been made under my supervisior.
2. To the best of my knowledge, based on such review, as of and for the period ending December 31, 2008, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.
This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.
Date: February 27, 2009

Citibank, N.A.

By: Name: Title:	/s/ Karen Montbach Karen Montbach Managing Director